CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 11, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of Colonial Equity Income Fund, a series of Colonial Trust VI, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
Boston, MAssachusetts
November 16, 1998